EXHIBIT 99.1

Hub Group, Inc. Reports Fourth Quarter and Full Year 2017 Results

      Highlights of the quarter

  15% gross margin growth.
  33% increase in operating income.
  Solid peak season performance.
  Strong intermodal pricing environment.
  Excellent truck brokerage execution.
  Robust sales pipeline at Hub Group Dedicated.

      Highlights of the year

  Record revenue of over $4 billion.
  Acquired Estenson Logistics, doing business as Hub Group Dedicated, on July 1st, allowing us to expand our multimodal solutions.
  Record number of customer carrier of the year awards.
  Continued investment in our technology transformation.

OAK BROOK, Ill., Feb. 08, 2018 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced fourth quarter 2017 net income of $100 million, or diluted earnings per share of $2.99 versus fourth quarter 2016 net income of $18.2 million, or $0.55 per diluted share. The fourth quarter includes a $75.2 million, or $2.25 per diluted share, decrease in income taxes resulting from our estimate of the change to our deferred tax liability at December 31, 2017 caused by the reduction of the federal tax rate as part of the recently enacted Tax Cuts and Jobs Act.

Revenue for the current quarter was $1.163 billion, a record for Hub, compared with $978.6 million for the fourth quarter 2016. Hub segment revenue increased 20% and Mode segment revenue increased 11%.  Operating income for the current quarter increased to $41.1 million versus $30.8 million for the fourth quarter 2016. Hub segment operating income increased 41% and Mode segment operating income increased 3%.

Revenue for the current year was $4.0 billion, another record for Hub, compared to $3.6 billion for 2016.  Hub segment revenue increased 14% and Mode segment revenue increased 8%.  Operating income for the current year decreased to $96.6 million versus $123.8 million for 2016.  The biggest factor driving the decrease in operating income was a $29 million decline in intermodal gross margin.  During most of 2017, intermodal cost increases were much higher than customer price increases.  Hub segment operating income decreased 25% and Mode segment operating income decreased 13%.

Segment Information:

Hub
·	Fourth quarter 2017 Segment Revenue:	$904.3 million, up 20%
·	Fourth quarter 2017 Segment Operating Income:	$34.4 million, up 41%

Hub segment revenue increased 20% to $904.3 million compared to the fourth quarter of 2016 as a result of our success in providing multi-modal solutions to our customers.  This increase includes Hub Group Dedicated revenue totaling $57.8 million.

Fourth quarter intermodal revenue increased 8% to $502.7 million reflecting a 2% increase in volume and an increase in fuel revenue and freight rates.  Intermodal gross margin increased compared to the fourth quarter of 2016 primarily due to an increase in freight rates and volume.

Truck brokerage revenue increased 22% to $159.1 million this quarter compared to the same quarter of last year.  Truck brokerage handled 2% more loads while fuel, price and mix combined were up 20%.  Truck brokerage gross margin increased primarily because of growth with strategic customers.

Fourth quarter Unyson Logistics revenue increased 19% to $185.4 million due primarily to growth from new customers on-boarded this year.  Unyson Logistics gross margin declined primarily due to unfavorable customer mix.

Costs and expenses increased $6.8 million to $71.3 million in the fourth quarter of 2017 compared to $64.5 million in the fourth quarter of 2016.  Salaries and benefits increased $1.2 million due primarily to the additional costs associated with the employees from the Hub Group Dedicated acquisition.  In addition, the decrease in bonus expense was partially offset by salary and medical claim increases. General and administrative costs are $3.9 million higher because of the Hub Group Dedicated acquisition and an increase in IT costs and consultant fees.  Depreciation and amortization increased $1.7 million primarily as a result of Hub Group Dedicated.

Operating income was $34.4 million compared to $24.3 million in the fourth quarter of 2016.

Mode
·	Fourth quarter 2017 Segment Revenue:	$285.5 million, up 11%
·	Fourth quarter 2017 Segment Operating Income:	$6.7 million, up 3%

Mode segment’s revenue increased 11% to $285.5 million compared to the fourth quarter 2016.   Revenue consisted of $139.2 million in intermodal which was up 6%, $92.0 million in truck brokerage which was up 16% and $54.3 million in logistics which was up 20%.

Gross margin increased $0.8 million compared to the fourth quarter of 2016 due primarily to an increase in logistics margin.

Operating income was $6.7 million compared to $6.5 million in the fourth quarter of 2016.

Cash Flow and Capitalization:

Our capital expenditures for the fourth quarter totaled $34.6 million, primarily for transportation equipment including tractors, containers, and trailers and technology investments. At December 31, 2017, we had cash and cash equivalents of $28.6 million.

At December 31, 2017, we had total debt outstanding of $302.5 million on various debt instruments compared to $174.0 million at December 31, 2016.  The increase in debt is primarily a result of our acquisition of Hub Group Dedicated.

2018 and Long Term Outlook

We expect that our 2018 diluted earnings per share will range from $2.30 to $2.40.  We estimate that our 2018 capital expenditures will range from $150 million to $170 million.  We estimate our effective tax rate will be approximately 25% as a result of the Tax Cuts and Jobs Act.

“Our goal is to continue to provide innovative, value added multimodal solutions by offering reliability, visibility and value to our customers.  We will continue to invest in our people, equipment and technology to work towards this goal, while improving productivity and margins.  Our 2017 revenue of $4 billion is one significant milestone toward achieving our target of $6 billion in revenue in the next five years. We intend to achieve $6 billion in revenue through organic growth initiatives and acquisitions in both our core business and new service offerings.” said Dave Yeager, Hub’s Chief Executive Officer.

CONFERENCE CALL

Hub will hold a conference call at 5:00 p.m. Eastern Time on Thursday, February 8th, 2018, to discuss its fourth quarter 2017 results.

Hosting the conference call will be Dave Yeager, Chief Executive Officer.  Also participating on the call will be Don Maltby, Chief Operating Officer, and Terri Pizzuto, Chief Financial Officer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com.  The webcast is listen-only.  Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please register at http://www.yourconferencecenter.com/r.aspx?p=1&a=UhUrOEEYpuYrDC. Registrants will be issued a passcode and PIN to use when dialing into the live call which will provide quickest access to the conference.  You may register at any time, including up to and after the call start time.  On the day of the call, dial (888) 206-4064 approximately ten minutes prior to the scheduled call time; enter the participant passcode and PIN received during registration.   The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's Web site at www.hubgroup.com. This replay will be available for 30 days.

On February 8th, 2018, the company will make available on its website an Investor Presentation, which includes updated business information and 2017 results, among other things. The presentation can be accessed by going to www.hubgroup.com, selecting the “Investors” tab, and then selecting the “Presentations” tab. The presentation will be available on the company’s website until the next regular update.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's earnings guidance, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks, and should be viewed with caution. Forward-looking statements may contain words such as “expects”, “expected”, “believe”, “projected”, “estimate”, or similar words, and are based on management's experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include intermodal costs and prices, the integration of any acquisitions and expenses relating thereto, the future performance of Hub’s Intermodal, Truck Brokerage, Dedicated and Unyson Logistics business lines, the future performance of Mode, the amount and timing of strategic investments or divestitures by Hub, the failure to integrate critical information technology systems, retail customers encountering adverse economic conditions and the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2016.  Hub Group assumes no liability to update any such forward-looking statements.

SOURCE:  Hub Group, Inc.

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,
	2017		2016
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$1,162,576	100.0%	$978,560	100.0%

Transportation costs	1,024,485	88.1%	858,106	87.7%
Gross margin	138,091	11.9%	120,454	12.3%

Costs and expenses:
Salaries and benefits	51,046	4.4%	50,384	5.1%
Agent fees and commissions	19,979	1.7%	18,562	1.9%
General and administrative	21,841	1.9%	18,262	1.9%
Depreciation and amortization	4,098	0.4%	2,407	0.2%
Total costs and expenses	96,964	8.4%	89,615	9.1%

Operating income	41,127	3.5%	30,839	3.2%

Other income (expense):
Interest expense	(2,280)	-0.2%	(970)	-0.1%
Interest and dividend income	28	0.0%	107	0.0%
Other, net	127	0.0%	(359)	0.0%
Total other expense	(2,125)	-0.2%	(1,222)	-0.1%

Income before provision for income taxes	39,002	3.3%	29,617	3.1%

Income tax (benefit) expense	(60,941)	-5.3%	11,373	1.2%

Net income	$99,943	8.6%	$18,244	1.9%

Basic earnings per common share	$3.01		$0.55

Diluted earnings per common share	$2.99		$0.55

Basic weighted average number of shares outstanding	33,229		33,069
Diluted weighted average number of shares outstanding	33,429		33,281

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Twelve Months Ended December 31,
	2017		2016
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$4,034,897	100.0%	$3,572,790	100.0%

Transportation costs	3,577,380	88.7%	3,118,005	87.3%
Gross margin	457,517	11.3%	454,785	12.7%

Costs and expenses:
Salaries and benefits	188,389	4.7%	180,459	5.1%
Agent fees and commissions	74,082	1.8%	72,896	2.0%
General and administrative	85,182	2.1%	68,630	1.9%
Depreciation and amortization	13,313	0.3%	8,966	0.2%
Total costs and expenses	360,966	8.9%	330,951	9.2%

Operating income	96,551	2.4%	123,834	3.5%

Other income (expense):
Interest expense	(6,754)	-0.1%	(3,625)	-0.1%
Interest and dividend income	416	0.0%	393	0.0%
Other, net	724	0.0%	819	0.0%
Total other expense	(5,614)	-0.1%	(2,413)	-0.1%

Income before provision for income taxes	90,937	2.3%	121,421	3.4%

Income tax (benefit) expense	(44,216)	-1.1%	46,616	1.3%

Net income	$135,153	3.4%	$74,805	2.1%

Basic earnings per common share	$4.07		$2.21

Diluted earnings per common share	$4.05		$2.20

Basic weighted average number of shares outstanding	33,220		33,841
Diluted weighted average number of shares outstanding	33,350		33,949

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Three Months
	Ended December 31, 2017
	Hub	Mode	Inter-Segment Elims	Hub Group Total
Revenue	$904,252	$285,539	$(27,215)	$1,162,576

Transportation costs	798,567	253,133	(27,215)	1,024,485
Gross margin	105,685	32,406	-	138,091

Costs and expenses:
Salaries and benefits	47,681	3,365	-	51,046
Agent fees and commissions	12	19,967	-	19,979
General and administrative	19,755	2,086	-	21,841
Depreciation and amortization	3,820	278	-	4,098
Total costs and expenses	71,268	25,696	-	96,964

Operating income	$34,417	$6,710	$-	$41,127

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Three Months
	Ended December 31, 2016
	Hub	Mode	Inter-Segment Elims	Hub Group Total
Revenue	$754,091	$256,369	$(31,900)	$978,560

Transportation costs	665,270	224,736	(31,900)	858,106
Gross margin	88,821	31,633	-	120,454

Costs and expenses:
Salaries and benefits	46,478	3,906	-	50,384
Agent fees and commissions	19	18,543	-	18,562
General and administrative	15,894	2,368	-	18,262
Depreciation and amortization	2,095	312	-	2,407
Total costs and expenses	64,486	25,129	-	89,615

Operating income	$24,335	$6,504	$-	$30,839

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Twelve Months
	Ended December 31, 2017
	Hub	Mode	Inter-Segment Elims	Hub Group Total
Revenue	$3,107,394	$1,029,160	$(101,657)	$4,034,897

Transportation costs	2,771,291	907,746	(101,657)	3,577,380
Gross margin	336,103	121,414	-	457,517

Costs and expenses:
Salaries and benefits	174,573	13,816	-	188,389
Agent fees and commissions	58	74,024	-	74,082
General and administrative	77,085	8,097	-	85,182
Depreciation and amortization	12,139	1,174	-	13,313
Total costs and expenses	263,855	97,111	-	360,966

Operating income	$72,248	$24,303	$-	$96,551

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Twelve Months
	Ended December 31, 2016
	Hub	Mode	Inter-Segment Elims	Hub Group Total
Revenue	$2,734,541	$948,735	$(110,486)	$3,572,790

Transportation costs	2,404,946	823,545	(110,486)	3,118,005
Gross margin	329,595	125,190	-	454,785

Costs and expenses:
Salaries and benefits	165,136	15,323	-	180,459
Agent fees and commissions	66	72,830	-	72,896
General and administrative	60,811	7,819	-	68,630
Depreciation and amortization	7,698	1,268	-	8,966
Total costs and expenses	233,711	97,240	-	330,951

Operating income	$95,884	$27,950	$-	$123,834

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,	December 31,
	2017	2016

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,557	$127,404
Accounts receivable trade, net	583,994	473,608
Accounts receivable other	5,722	4,331
Prepaid taxes	12,088	294
Prepaid expenses and other current assets	25,697	16,653
TOTAL CURRENT ASSETS	656,058	622,290

Restricted investments	24,181	20,877
Property and equipment, net	562,150	438,594
Other intangibles, net	74,348	11,844
Goodwill, net	348,661	262,376
Other assets	5,543	4,278
TOTAL ASSETS	$1,670,941	$1,360,259

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$338,933	$266,555
Accounts payable other	24,690	21,070
Accrued payroll	28,994	36,223
Accrued other	55,072	46,013
Current portion of capital lease	2,777	2,697
Current portion of long term debt	78,111	45,163
TOTAL CURRENT LIABILITIES	528,577	417,721

Long term debt	213,963	115,529
Non-current liabilities	29,738	23,595
Long term capital lease	7,696	10,576
Deferred taxes	121,095	164,659

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2017 and 2016	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2017 and 2016; 33,447,070 shares
outstanding in 2017 and 33,192,982 shares outstanding in 2016	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2017 and 2016	7	7
Additional paid-in capital	173,011	173,565
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	870,716	735,563
Accumulated other comprehensive loss	(194)	(273)
Treasury stock; at cost, 7,777,722 shares in 2017
and 8,031,810 shares in 2016	(258,622)	(265,637)
TOTAL STOCKHOLDERS' EQUITY	769,872	628,179
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,670,941	$1,360,259

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2017	2016

Cash flows from operating activities:
Net income	$135,153	$74,805
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	62,173	44,712
Deferred taxes	(41,351)	13,801
Compensation expense related to share-based compensation plans	9,873	8,479
Loss (gain) on sale of assets	441	(573)
Excess tax benefits from share-based compensation	-	(733)
Changes in operating assets and liabilities:
Restricted investments	(3,304)	231
Accounts receivable, net	(84,775)	(87,629)
Prepaid taxes	(11,794)	66
Prepaid expenses and other current assets	(7,543)	1,099
Other assets	56	570
Accounts payable	71,459	35,709
Accrued expenses	(7,164)	9,238
Non-current liabilities	1,996	2,698
Net cash provided by operating activities	125,220	102,473

Cash flows from investing activities:
Proceeds from sale of equipment	5,327	2,061
Purchases of property and equipment	(74,541)	(107,409)
Cash used in acquisition	(165,933)	-
Net cash used in investing activities	(235,147)	(105,348)

Cash flows from financing activities:
Proceeds from issuance of debt	98,544	62,155
Repayments of long term debt	(79,869)	(34,767)
Stock tendered for payments of withholding taxes	(3,412)	(2,489)
Purchase of treasury stock	-	(100,000)
Capital lease payments	(2,800)	(2,634)
Excess tax benefits from share-based compensation	-	372
Payment of debt issuance costs	(1,397)	-
Net cash provided by (used in) financing activities	11,066	(77,363)

Effect of exchange rate changes on cash and cash equivalents	14	(107)

Net decrease in cash and cash equivalents	(98,847)	(80,345)
Cash and cash equivalents beginning of period	127,404	207,749
Cash and cash equivalents end of period	$28,557	$127,404

CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745